Exhibit 8.2

Watson, Farley & Williams (New York) LLP
Our reference: 02375.50083/19097825 v1	100 Park Avenue
New York, New York 10017
Tel (212) 922 2200
Fax (212) 922 1512
April 18, 2008
Teekay LNG Partners L.P.
4th Floor
Belvedere Building
69 Pitts Bay Road
Hamilton, HM 08
Bermuda
Teekay LNG Partners L.P. — Registration Statement on Form F-3; Prospectus Supplement
Dear Sirs:
We have acted as special counsel as to matters of the law of the Republic of The Marshall Islands (“Marshall Islands Law”) for Teekay LNG Partners L.P., a Marshall Islands limited partnership (the “Partnership”), in connection with the offer and sale of Common Units (the “Units”) representing limited partner interests in the Partnership pursuant to a registration statement on Form F-3 (No. 333-137697) (the “Registration Statement”) and the prospectus (the “Original Prospectus”) included therein dated September 29, 2006, as supplemented by a prospectus supplement dated April 17, 2008 (the “Prospectus Supplement”).
In so acting, we have examined originals, or copies, certified to our satisfaction, of the Registration Statement, the Original Prospectus and the Prospectus Supplement, and originals, or copies certified to our satisfaction, of all such records of the Partnership and Teekay GP L.L.C., a Marshall Islands limited liability company and the general partner (the “General Partner”) of the Partnership, agreements and other documents, certificates of public officials, officers and representatives of the Partnership, the General Partner and other appropriate persons, and such other documents as we have deemed necessary as a basis for the opinions hereinafter expressed. In such examinations, we have assumed without independent investigation, (a) the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or facsimile copies, and the authenticity of the originals of such copies and (b) the accuracy of the factual representations made to us by officers and other representatives of the Partnership and the General Partner, whether evidenced by certificates or otherwise.
This opinion is limited to Marshall Islands Law and is as of the effective date of the Prospectus Supplement.
London • Athens • Paris • New York • Singapore • Bangkok • Rome • Hamburg
Watson, Farley & Williams (New York) LLP is a limited liability partnership registered in England and Wales with registered number OC312253. It is regulated by the Solicitors Regulation Authority and its members are solicitors or registered foreign lawyers. A list of members of Watson, Farley & Williams (New York) LLP and their professional qualifications is open to inspection at the above address. Any reference to a ‘partner’ means a member of Watson, Farley & Williams (New York) LLP, or a member or partner in an affiliated undertaking, or an employee or consultant with equivalent standing and qualification.
Watson, Farley & Williams (New York) LLP or an affiliated undertaking has an office in each of the cities listed above.

Teekay LNG Partners L.P.
April 18, 2008	Page 2
Based on the foregoing and having regard to legal considerations which we deem relevant, we are of the opinion that the statements in the Original Prospectus under the caption “Non-United States Tax Consequences — Marshall Islands Tax Consequences”, and in the Partnership’s Form 20-F for the year ended December 31, 2007 under the captions “Item 4. Information on the Partnership — D. Taxation of the Partnership — Marshall Islands Taxation” and “Item 10. Additional Information — Taxation — Marshall Islands Tax Consequences,” insofar as such statements constitute summaries of the legal matters referred to therein, fairly present the information expected to be relevant to holders of the Units offered pursuant to the Original Prospectus and the Prospectus Supplement and fairly summarize the matters referred to therein.
We consent to the filing of this opinion as an exhibit to a Report on Form 6-K of the Partnership and to the reference to our name in the Original Prospectus under the captions “Business — Taxation of the Partnership — Marshall Islands Taxation” and “Non-United States Tax Consequences — Marshall Islands Tax Consequences”. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.
Very truly yours,
Watson, Farley & Williams (New York) LLP